Exhibit 21.1
Subsidiaries of Registrant

Subsidiary	Jurisdiction
LMI Finishing, Inc. LMI Services, Inc. Leonard’s Metal, Inc. Precise Machine Partners, L.L.P. Precise Machine Company Tempco Engineering, Inc. Versaform Corp.	Oklahoma Missouri Missouri Texas Missouri Missouri California